Exhibit 23(p)(2)

I.	CODE OF ETHICS AND INSIDER TRADING POLICY
	A.	Code of Ethics.
		1.	Legal Requirement.

Section 206 of the Advisers Act makes it unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

(a)        To employ any device, scheme or artifice to defraud any Client or prospective client;

(b)        To engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any Client or prospective client;

(c)        Acting as a principal for its own account, to knowingly sell any security to or purchase any security from a Client, or acting as a broker for a person other than such Client, knowingly to effect any sale or purchase of any security for the account of such Client, without disclosing to such Client in writing before the completion of such transaction the capacity in which it is acting and obtaining the consent of the Client to such transaction; or

(d)        To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires DVM to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) or the rules or regulations thereunder, of material, non-public information by DVM or any person associated with DVM. Pursuant to Section 204A, the U. S. Securities and Exchange Commission (the “Commission”) has adopted Rule 204A-1 which requires the DVM to maintain and enforce a written code of ethics.

2.	Purpose.

DVM expects that its officers, members, directors and employees will conduct their personal investment activities in accordance with:

(a)	The duty at all times to place the interests of DVM’s Clients first;

(b)        The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(c)        The fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions.

In view of the foregoing and the provisions of Rule 204A-1 under the Advisers Act, DVM has determined to adopt this Code of Ethics to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures.

3.	Statement of General Policy.

This Code of Ethics has been adopted by DVM and applies to all of its personnel. The basic principle is that no employee of DVM shall engage in any act, practice or course of business that would violate the provisions of Section 206 of the Advisers Act set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

4.	Definition of Terms Used.
(a) “Adviser” means Dreman Value Management, L.L.C.

(b)        “Reportable Fund” means any investment company advised by the Adviser, whether directly or through a sub-advisory arrangement, and any entity exempt from registration under the 1940 Act pursuant paragraphs (1) or (7) of Section 3(c) of the 1940 Act that is managed by the Adviser.

(c)        “Client” means any investment Client of the Adviser including a Reportable Fund.

(d)        “Investment department personnel” means all employees who work in the Adviser’s investment department, including Portfolio Managers, research analysts, trading personnel and staff.

(e)        “Beneficial interest” includes: (i) the ownership of any security held in the name of a person or a spouse, minor child or relative of a person or relative of a spouse of a person sharing the same household; and (ii) any contract, understanding, relationship, agreement or other arrangement by which a person obtains present or future benefits substantially equivalent to an ownership interest in a security. Beneficial interest does not include activities of such spouse, children or relatives of a person in his or her capacity as an employee or owner of a business that sells or buys securities for non-Adviser (third party) clients, or advises non-Adviser (third party) clients as to securities.

(f)         “Personal benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client, but such term does not include any investment advisory fee payable to the Adviser by a Client or, in the case of any Fund, payment in the nature of a dividend or distribution paid by the Client on terms governing the payment of such dividends and distributions to all owners of such entity.

(g)        “Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;
(2)

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares of registered open-end investment companies (unless they are Reportable Funds); and

(5)	Shares of unit investment trusts that are invested exclusively in one or more registered open-end investment companies.

The term Reportable Security also includes puts, calls, other options or rights in such securities, and securities-based futures contracts. In addition, the term Reportable Security does include exchange traded funds (“ETFs”) even though certain ETFs technically qualify as registered open-end investment companies.

(h)        An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(i)         A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

(j)         “De Minimis Security” means securities issued by any company included in the Standard and Poor’s 500 Stock Index and in an amount less than $15,000.

(k)        A Reportable Security is “held or to be acquired” if within the most recent 15 days it:

(1)	Is or has been held by any of the Clients; or
(2)

Is being or has been considered by any of the Clients or the Adviser for purchase by the Clients. A purchase or sale includes the writing of an option to purchase or sell and any security that is exchangeable for or convertible into any security that is held or to be acquired by any of the Clients.

5.	Transactions With the Clients.

No person shall sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such person has or would acquire a beneficial interest, unless such purchase or sale involves solely securities on behalf of that Client.

6.	Disclosure of Information.

(a)        No person shall discuss with or otherwise inform others of any actual or contemplated security transaction by a Client or the Adviser except in the performance of employment duties or in an official capacity and then only for the benefit of the Client or the Adviser, as appropriate, and in no event for personal benefit or for the benefit of others.

(b)        No person shall release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a Reportable Fund prospectus, or (iii) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which Clients are entitled.

7.	Preferential Treatment, Gifts and Entertainment.

No person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with a Client or the Adviser, except those usual and normal benefits directly provided by such Client or the Adviser.

No person shall accept any entertainment, gift or other personal benefit that may create or appear to create a conflict between the interests of such person and any Client or the Adviser. In addition, investment department personnel are prohibited from receiving any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Adviser.

8.	Conflicts of Interest.

If any person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that person should disclose the situation or transaction and the nature of the conflict to a Compliance Officer or the CCO of the Adviser for appropriate consideration.

9.	Service as a Director.

Investment department personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chairman of the Adviser, in consultation with the CCO and counsel, based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions. In the case of the Chairman, prior approval is to be given by the CCO of the Adviser. If any investment department personnel are permitted to serve on the board of a publicly traded company, the CCO will must approve any investments in those publicly traded companies.

10.	Inside Information.

Securities laws and regulations prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities.

Inside information obtained by any person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the CCO or the Adviser’s legal counsel.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

11.	Personal Security Transactions.

No person shall knowingly take advantage of a corporate opportunity of the Adviser or Client for personal benefit, or take action inconsistent with such person’s obligations to the Adviser or Clients. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any person’s position of trust and responsibility. The following rules apply to all accounts in which a person has a beneficial interest:

(a)	All Persons:
(1)

All persons must either have all their personal securities transaction orders placed and executed by the Adviser’s Trading Desk or have such securities transaction pre-cleared by a Compliance Officer of the Adviser.[1]

(2)

Except as provided below in paragraph (5), no person may buy or sell Reportable Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining oral authorization[2] from a Compliance Officer prior to effecting such security transaction. Any such oral authorization shall subsequently be memorialized by a written authorization.

(3)

Pre-clearance approval under paragraph (2) above will expire at the close of business on the fifth trading day after the date on which oral authorization is received, and the person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

(4)	No clearance will be given to any person to purchase or sell any Reportable Security:
(i) on a day when any portfolio of a Client has a pending “buy” or “sell” order in that same Reportable Security until that order is executed or withdrawn; or
(ii)

when the Compliance Department has been advised by the Trading Department or a Portfolio Manager that the same Reportable Security is being considered for purchase or sale for any portfolio of a Client.

(5)	The pre-clearance requirements contained in paragraph (2) above, shall not apply to the following securities (“Exempt Securities”):

_________________________

1The placement of a limit order (a request that your broker buy or sell at a given price) must be done in conformity with the Adviser’s pre-clearance procedures. Once a limit order has been cleared for execution, it must be entered on that day. Once a limit order trade has been placed, you may remove or cancel the limit order only after determining through the pre-clearance procedure that the placement of an order for the subject security would be otherwise permissible on that day. The ministerial execution of an approved limit order is deemed to be a non-volitional transaction under paragraph 11(a)(5)(iv).

2           If any employee has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior oral authorization, the person should consult a Compliance Officer for clearance or denial of clearance to trade prior to effecting any securities transactions.

	(i)	Securities that are not Reportable Securities;
	(ii)	De Minimis Securities;
	(iii)	Securities purchased or sold in any account over which the person has no direct or indirect influence or control;
	(iv)	Securities purchased or sold in a transaction which is non-volitional on the part of either the person or the Client;
	(v)	Securities acquired as a part of an automatic dividend reinvestment plan; and
(vi)

Securities acquired upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(6)

No Initial Public Offerings or Limited Offerings are permitted without prior written approval of the CCO. In considering a request to invest in an Initial Public Offering or Limited Offering, the CCO will take into account, among other factors, whether the investment opportunity should be reserved for a Client or Clients, and whether the opportunity is being offered to the person by virtue of their/his/her position with the Adviser. Should an employee be authorized to acquire securities through an Initial Public Offering or Limited Offering, they/he/she shall, in addition to reporting the transaction on the quarterly transaction report to the Adviser, disclose the interest in that investment to other persons at the Adviser participating in that investment decision if and when they/he/she plays a part in the Adviser’s subsequent consideration of an investment in that issuer. In such a case, the Adviser’s decision to purchase securities of that issuer will be subject to an independent review by investment department personnel of the Adviser who have no personal interest in the issuer.

(7)

No person may buy and sell the same security in their personal accounts within a minimum ownership period of 30 days without prior approval from a Compliance Officer. Options transactions will be exempt from the minimum ownership period of 30 days.

(8)

When anything in this paragraph 11(a) prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities.

(b)	Penalties, Sanctions, Disgorgement, etc.:

The Chairman and the Chief Operating Officer of the Adviser shall consider reports made to it by the CCO concerning any violations under this Code of Ethics, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, removal or suspension from office, termination of employment, or the unwinding of the transaction and the disgorgement of any profits to the Clients or, alternatively, to a charitable organization.

(c)	Exceptions:
(1)

Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is clear that no conflict of interest or other breach of duty is involved, application for an exception may be made to the CCO of the Adviser, with a copy of the request delivered to the Chairman of the Adviser, which application may be granted or denied. To request consideration of an exception, submit a written request containing the details of your circumstances, reasons for the exception and the exception requested.

(2)	The clearance and reporting provisions of this chapter shall not apply to transactions by or for any Client.
(3)

For the purposes of approving transactions pursuant to paragraph 11(a) above, the CCO may deem all transactions in a Reportable Security for Clients to be completed if the only factor which may result in further transactions in such Reportable Security will be the unanticipated addition of funds to, or removal of funds from, a Client account.

(4)

For the purpose of approving a transaction pursuant to paragraph 11(a) above, a receipt of funds will not be deemed to be “anticipated” merely because the Adviser is aware in general terms of the fact that additional subscriptions to an investment company or deposits to a Client account occur on a continuing basis, so long as the CCO reviews the terms of each transaction effected pursuant to a waiver granted and confirms that:

(i)

the transaction for which relief is requested is proposed to be effected for the purpose of causing the holdings of the affiliated person to conform more closely to the “model portfolio” used to manage that account and other Client accounts seeking comparable results, and

	(ii)	the value of the transaction authorized by the waiver is de minimus relative to the market capitalization and trading volume of the Reportable Security for which the waiver is requested.

(d)        When an employee places a personal securities transaction in shares of an open-end investment company, the employee shall not knowingly request, direct, or authorize the transaction to be placed or executed at any price that is not consistent with the laws and regulations governing pricing of such transactions. An employee shall not place any transaction intended to benefit from short-term trading of any open-end investment company security if such transaction is not consistent with the publicly disclosed policies and practices announced by that investment company, and shall never engage in such a practice in any Reportable Fund.

12.	Reporting.

In order to provide the Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its employees:

(a)        The CCO shall notify each employee of the Adviser who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code of Ethics that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code to each such person. Each such employee will be required to certify annually that he or she has received a copy of this Code of Ethics, has read and understands this Code of Ethics, and will abide by it. Each such employee will further certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics. The CCO shall receive and retain a copy of this Certification.

(b)        Each employee of the Adviser will submit to the CCO an initial holdings report that lists all Reportable Securities beneficially owned, directly or indirectly, by the employee, except as stated below. This report must be submitted within ten days of becoming an employee, and must include the title and type of each security, the CUSIP or exchange ticker symbol (as applicable) of the security, the number of shares held, and the principal amount of the security. The report must also include a list of any securities accounts maintained with any broker, dealer or bank for the direct or indirect benefit of the employee. This information must be current as of a date no more than 45 days before the employee was employed. The report must be dated with the date upon which it is submitted.

(c)        Each employee of the Adviser will also submit to the CCO an annual holdings report no later than thirty days after the end of the calendar year. Except as stated below, the annual holdings report must list all Reportable Securities beneficially owned by the employee either directly or indirectly, the title and type of each security, the CUSIP or exchange ticker symbol (as applicable) of the security, the number of shares held, and the principal amount of the security, as well as a list of any securities accounts maintained with any broker, dealer or bank for the direct or indirect benefit of the employee. This information must be current as of a date no more than 45 days before the report is submitted. The report must be dated with the date upon which it is submitted.

(d)        Each employee of the Adviser shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership and copies of quarterly statements for all securities accounts.

(e)        Except as stated below, each employee of the Adviser shall submit reports to the CCO showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Reportable Securities were held for the direct or indirect beneficial interest of the Access Person. This report must include the date of the transaction, the title and type of each security, the CUSIP or exchange ticker symbol (as applicable) of the security, the interest rate and maturity, the number of shares held, the principal amount of the security, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected, and the date which the transaction report is being filed. With respect to all accounts established with brokers, dealers or banks during the quarter in which any Reportable Securities were held for the direct or indirect beneficial interest of the Access Person, provide the date the account was established. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An employee of the Adviser need not make a quarterly transaction report under this paragraph (e), if all of the information required by this paragraph is contained in the duplicate brokerage confirmations or account statements required to be submitted under paragraph (d) above, and is received by the CCO no later than 30 days after the end of each calendar quarter.

(f)         The reporting requirements of this section do not apply to securities transactions effected for, and any Reportable Securities held in, any account over which an employee does not have any direct or indirect influence or control.

(g)        The CCO of the Adviser shall maintain copies of this Code of Ethics and the names of the persons who are required to report their securities transactions pursuant to the Code and the names of all persons responsible for reviewing such reports. Such CCO shall keep all reports submitted by employees pursuant to this Code of Ethics in a safe and secure location, and shall not disclose the reports or their contents to any person except as necessary to perform the responsibilities of CCO. In addition, the CCO or a Compliance Officer shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports required to be made by the employees pursuant to this Code, and as appropriate compare the reports with the pre-clearance authorizations received, and report to the management of the Adviser and the management of any Reportable Fund:

(1)	With respect to any transaction that appears to evidence a possible violation of this Code of Ethics; and
(2)	Apparent violations of the reporting requirement stated herein.

(h)        The Adviser shall maintain and enforce this Code of Ethics and shall forward to any Reportable Funds’ administrator/investment adviser and the Reportable Funds’ counsel, copies of this Code of Ethics and all future amendments and modifications thereto. The Boards of Directors/Trustees of any Reportable Funds, including a majority of the directors/trustees who are not “interested persons” of the Reportable Funds (as such term is defined in the 1940 Act), shall approve this Code of Ethics and any material amendments to this Code. Such approval must be based on a determination that the Code of Ethics contains provisions reasonably necessary to prevent employees of the Adviser from engaging in any conduct prohibited under this Code and under Rule 17j-1 under the 1940 Act. Furthermore, any material changes to this Code of Ethics will be approved by the Boards of Directors/Trustees of any Reportable Funds no later than six months after such change. Before approving any material amendments to this Code of Ethics, the Boards of Directors/Trustees of any Reportable Funds must receive a certification from the CCO of the Adviser that it has adopted procedures reasonably necessary to prevent access persons from violating this Code.

(i)         At each quarterly meeting of the Boards of Directors/Trustees of a Reportable Fund, the CCO of the Adviser, on behalf of the Adviser, shall provide a written report to the Reportable Funds’ Board stating:

1.	Any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code of Ethics; and
2.	All disciplinary actions taken in response to such violations.

(j)         At least once a year, the CCO of the Adviser shall provide to the Boards of Directors/Trustees of the Reportable Funds with respect to this Code of Ethics, a written report which contains:

1.	A summary of existing procedures concerning personal investing by your employees and any changes in the procedures during the past year;
2.

An evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon your experience under such Code, industry practices, or developments in applicable laws and regulations;

3.

Describes any issues arising under such Code of Ethics since the last report, including but not limited to, information about material violations of such Code and sanctions imposed in response to material violations; and

4.	A certification that the procedures which have been adopted are those reasonably necessary to prevent your employees from violating this Code of Ethics.

(k)        This Code of Ethics and any code that has been in effect during the past five years, a record of any violation of such codes and any action taken as a result of the violation, a copy of each report made by an employee under this Code (including any written information provided in lieu of the reports under paragraph (d) above), lists of all persons required to make reports, lists of all persons responsible for reviewing such reports, any written reports provided pursuant to paragraph (j) above, and a record of any decision and the reasons supporting a decision to approve the acquisition by employees of securities in an Initial Public Offering or Limited Offering, shall be preserved with the Adviser’s books and records for the period and in the manner required by Rule 204-2 under the Advisers Act.

13.	Delegation.

The Chairman, Chief Operating Officer or CCO of the Adviser may delegate any of the responsibilities, powers and authorities conferred by this Code of Ethics. Such delegation may be to an individual, such as a Compliance Officer, or a committee, such as an Ethics Committee, or both.

14.	Research Reports.

The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

15.	Condition Of Employment Or Service.

All persons shall conduct themselves at all times in the best interests of the Clients. Compliance with this Code of Ethics shall be a condition of employment or continued affiliation with the Adviser, and conduct not in accordance with this Code of Ethics shall constitute grounds for actions including termination of employment or removal from office. All persons shall certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.

PHI 316201882v2 4/30/2007